Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Whittman-Hart, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Whittman-Hart, Inc. of our report dated January 14, 1999, relating to the consolidated balance sheets of Whittman-Hart, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Whittman-Hart, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


                                                              KPMG LLP


Chicago, Illinois
July 6, 1999